CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-252837 on Form S-6 of our report dated April 9, 2021, relating to the financial statements of FT 9269, comprising Target Dvd. Blend 2Q '21 - Term 7/8/22 (Target Dividend Blend Portfolio, 2nd Quarter 2021 Series) and Target High Quality Dvd. 2Q '21 - Term 7/8/22 (Target High Quality Dividend Portfolio, 2nd Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 9, 2021